November 8, 2018

Q3 2018 Shareholder Letter

Yelp drives customers to local businesses

Cascade Fence & Deck Claimed

Fences & Gates, Decks & Railing


Battle Ground
Scappoose
Banks
Vancouver
Camas
Hillsboro
Portland
Troutdale
Gresham
Tigard
Sandy
Eagle Creek

Serving Vancouver Area
4415 NE Minnehaha St
Vancouver, WA 98661

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Advertiser since:

January 2014

Products using:

Non-Term Cost-Per-Click Ads
Enhanced Profile Page
Request-A-Quote

From the business:

At Cascade Fence and Deck, we work for residential homeowners who love their homes and want to invest in high quality fences and decks that can be enjoyed for years to come.

"We track where all of our leads come from and we also track the close rates on those leads to determine their value. Yelp has continued to be the strong-performer for us, not only having the most incoming leads, but also greater value than any other advertising site we use.

Early in 2018 we decided to focus our advertising budget on Yelp and it has done wonders for us! What I really love is the ability to change the amount of money I am spending on ads whenever I please and there is no fixed term."

– Leif Wirtanen, Cascade Fence and Deck

Star ratings as of November 7, 2018

Third Quarter 2018 Financial Highlights

- **Net revenue of $241 million for the third quarter,** $1 million below our third quarter outlook range, owing to slower-than-expected local Advertising revenue growth
- **Net income was $15 million, or $0.17 per diluted share,** up from Net income of $8 million, or $0.09 per diluted share, in the third quarter of 2017
- **Adjusted EBITDA grew to $50 million,** an increase of more than **$7 million** over the third quarter of 2017, within our third quarter outlook range
- **Cash provided by operating activities was $116 million for the first nine months of 2018** and we ended the quarter with cash, cash equivalents and marketable securities of $837 million
- **Shares repurchased during the third quarter totalled approximately 160,000** at an aggregate cost of $6 million. As of end of the third quarter, we had repurchased 1.8 million shares at a cost of $72 million since the start of the year
- **We revised our 2018 Business Outlook.** We now expect Net revenue to be between $938 and $942 million and Adjusted EBITDA to be between $178 and $180 million for 2018

Third Quarter 2018 Operational Highlights


Advertising revenue
+16%
$201M
$233M
3Q17
3Q18
Transactions revenue
-84%*
$19M
$3M
3Q17
3Q18
Other services revenue
+30%
$4M
$6M
3Q17
3Q18
App unique devices
+13%
30M
34M
3Q17
3Q18
Paying advertiser accounts
+25%
155K
194K
3Q17
3Q18
Cumulative reviews
+20%
142M
171M
3Q17
3Q18

Note: Reported figures are rounded; the year-over-year percent changes are based on reported financials and metrics
*Reflects our sale of Eat24 to Grubhub in October 2017

Dear fellow shareholders,

The transition to selling local advertising without an initial term commitment has expanded the opportunity to bring new advertisers to Yelp and increased new account acquisition, two primary objectives in making the switch. By allowing clients to dynamically manage their spending, we have reduced purchasing friction and responded to customers' desire for greater control over their advertising. **In the first nine months of 2018, we onboarded over 60% more new advertisers than in any comparable timeframe in Yelp's history.** While we believe the non-term advertising model presents significantly greater long-term client acquisition potential, it is more sensitive to in-period performance in the short term, as reflected in our third quarter results.

Although the number of new local account additions remained higher in the third quarter compared to periods prior to the transition to non-term advertising, **the pace of new account growth that we saw in the first half of 2018 slowed in the third quarter.** This deceleration was unexpected given the strong momentum and positive customer feedback we saw throughout the first half of the year. At the same time, cancellations increased—as we anticipated—following the record number of new account additions in the first half of 2018, resulting in flat Paying advertising accounts compared with the second quarter of 2018. This slowdown in overall Paying advertising account growth negatively impacted our third quarter Advertising revenue results, and we expect it to cause fourth quarter Net revenue and Adjusted EBITDA to be lower than reflected in our prior Business Outlook.

We do not believe there was a single or predominant factor that led to the shortfall relative to our expectations, but rather a combination of smaller operational factors that negatively affected productivity. These issues crystallized in the second half of the third quarter, having an earlier and more concentrated effect on our results under our new local sales model than would have been the case prior to our transition to non-term contracts. These issues—many of which we have already moved to address—primarily included lower-than-planned sales headcount, adjustments to sales promotions, a now-resolved technical issue in our lead assignment system and a lower success rate in reaching key decision makers in outbound sales calls.

New Account Additions


3Q17
4Q17
1Q18
2Q18
3Q18

We have taken several steps to alleviate the operational issues that affected salesforce productivity in the third quarter. We have redoubled our business outreach efforts, leveraging targeted online and email marketing. We simplified the process for business owners to claim their Yelp pages, our strongest pipeline of prospective advertising candidates. As we noted, our lead assignment system is also back to delivering a steady flow of high-quality leads to local sales reps after some minor adjustments. While we are encouraged with the early results of these efforts, their benefit to fourth quarter financial results will likely be modest.

We continue to believe that moving to a more flexible model and giving local businesses more control over their advertising on Yelp will provide significant long-term benefits. The new model has opened the sales funnel, propelling a 25% year-over-year increase in Paying advertising accounts and a mid-teens year-over-year percentage increase in repeat advertisers in the third quarter. We are also seeing greater advertiser engagement, as more than 750,000 local business owners accessed their Yelp Business Owner Accounts each month during the third quarter, a new record. While trial-purchase conversion and customer retention rates under non-term contracts have been generally consistent with our expectations thus far, these areas represent significant opportunities that we are addressing with product, marketing and customer service initiatives. With the increased levels of new customer acquisition we have observed since completing the transition to selling non-term advertising, even slight gains in conversion and retention rates have the potential for large impacts on revenue and profitability.

Increased Business Owner Engagement


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Our business remains healthy

We remain encouraged by the positive trends across the rest of the business. Yelp's consumer reach and relevance remain strong. Unique devices accessing our mobile app grew by nearly two million devices on a monthly average basis from the second quarter, and more consumers engaged with features found only on Yelp. Diners seated via Yelp Reservations and Nowait again more than doubled from the year-ago quarter to more than one million diners per month. Food orders grew by approximately one third from the year-ago quarter, and our partnership with Grubhub continues to expand our users' delivery and pick up options and is driving repeat orders. Request-A-Quote's popularity continued to grow, as consumers initiated more than two million unique projects resulting in 5.5 million leads for service providers and local merchants in the third quarter.

Business owners also continue to gravitate to Yelp. **During the third quarter, nearly 200,000 businesses claimed their Yelp business pages, taking the first step to engage with Yelp and our audience of high-intent local consumers.** Tens of thousands of these businesses also signed up to advertise on Yelp in the quarter. National and multi-location clients continued to spend more on Yelp advertising, largely in response to new attribution products and the expansion of our third-party sales channel. Revenue from these clients represented approximately one-quarter of our total Advertising revenue in the third quarter, a 29% increase from the year ago quarter.

Diners Seated via Yelp Reservations and Nowait


+133%
3Q17
3Q18

Looking beyond this quarter's results, we made progress on our strategic objectives in our most important traffic acquisition and monetization categories. **In October, we began rolling out an updated mobile app user experience to make it more personalized and localized and to highlight our transactions features,** particularly in the Restaurants category. Since the launch of the updated app, we have seen an uptick in new and repeat usage as well as stronger user engagement and more transaction activity. In the third quarter, Advertising revenue in the Home & Local Services category grew twice as fast year-over-year as all other categories combined, thanks in part to an increase in revenue attributable to Request-A-Quote, which generated $45 million on an annualized run rate based on the end of the third quarter—a 27% increase from the run rate based on the second quarter of 2018.

From a financial perspective, our profitability and cash flow remained solid. **We reported our strongest Net Income in over three years** and Adjusted EBITDA was within our outlook range for the quarter, as 43% of the year-over-year increase in revenue flowed through to Adjusted EBITDA.

Updated Mobile App Experience


Reserve a table
for this weekend
Find a Table on Yelp
Scoma's Restaurant
Z & Y Bistro

Our vision for 2019 and beyond

As we approach the end of 2018, we want to share our vision for the year ahead. Our strategy is designed to drive consumer usage and engagement with proprietary features and experiences in high-frequency categories like Restaurants, while bringing our high-intent consumers to advertisers in high-monetization categories like Home & Local Services. To advance our strategy, we are deploying product, marketing and go-to-market initiatives to unlock the full potential of our business.

Sharpening our product focus

We are introducing new advertising products and features to serve our clients' unique needs and leverage our existing relationships with local businesses. For example, **we recently launched Yelp Verified, a new paid offering** that displays a badge on service providers' listing pages indicating that Yelp has confirmed they are licensed and in good standing. This new product allows great businesses to differentiate themselves on our platform and gives consumers even greater confidence when they are engaging with them. While it is early, Yelp Verified subscriptions are off to a promising start and we expect this and other features in development will contribute to revenue growth in the lucrative Home & Local Services category.

Diversifying our local go-to-market strategy

We are diversifying our local go-to-market strategy beyond telesales. While we plan to continue hiring and developing local salespeople, **we plan to shift away from headcount as the primary input to growing revenue**, in favor of product and marketing refinements to drive incremental growth in the Self-Serve and third-party channels, and capture more of the opportunity with national and multi-location advertisers.

Yelp Verified for Service Providers


Future Vision Remodeling
160 Reviews
Verified License · Contractors
By Appointment Only
Verified License
Yelp confirmed this business's trade license.
See license information

Expanding Self Serve

Our Self-Serve channel not only presents an effective and efficient opportunity to onboard more local advertisers, but also has the strongest unit economics of our go-to-market channels. In the coming year, we expect that our ongoing initiatives to drive more businesses to claim their Yelp business pages will support a robust pipeline of Self-Serve opportunities. We also plan to guide more prospective clients to the Self-Serve channel with targeted marketing campaigns and by engaging claimed businesses within the business owner applications.

Tapping into the national opportunity

National and multi-location businesses comprised nearly two-thirds of total local advertising spending in the United States last year. Yet, in the third quarter, national and multi-location businesses only accounted for about a quarter of our Advertising revenue. To tap into more large advertisers' budgets, we are extending the successful strategies that helped grow revenue from our national channel by nearly 30% in the first nine months of 2018 compared to the same period in 2017.

On the product side, we are leveraging data from the Yelp app to provide enterprise clients with more clarity and precision on the impact of their advertising campaigns. We aspire to win more large mandates and increase penetration with existing clients by more clearly demonstrating the efficacy of our ad programs in driving Yelp users into our clients' stores. Our enterprise sales teams are also forging deeper C-level relationships with a consultative data-driven approach and deepening relationships with large advertising agencies to help execute campaigns for their clients. We expect these initiatives to help sustain the strong growth in the national channel.

Driving retention and trial-purchase conversion

In each of the last three quarters, tens of thousands of local businesses have signed up for non-term advertising and with this large influx of new advertisers, we see significant revenue potential in driving incremental advertiser retention and trial-purchase conversion. To unlock this potential, we are providing advertisers more control over their ads with new customization features, which have proven effective in driving satisfaction and retention. We are more clearly communicating how Yelp's leads are driving consumers to their businesses with improved reporting geared to local advertisers. This year, we have also begun to calibrate our people-driven Client Success efforts around non-term advertising to drive conversion and revenue retention.

Serving the third-party channel

Advertising product enhancements such as introducing flexible terms, improving reporting, and offering more customization features also provide a more compelling offering for third-party local resellers and digital agencies to get our ad products to market more broadly and more efficiently. While this channel is still in early stages of development, revenue growth and retention rates have been highly encouraging so far, and we are developing APIs, a partner portal, online training, educational events and incentive programs to attract and serve a growing number of resellers.

Generating profitable growth

The strategic and operational steps we outlined are designed to position Yelp to become a more nimble and profitable company in the future. Transitioning to non-term advertising, increasing focus on Self Serve and embracing third-party sales channels are intended to further reduce purchase friction, efficiently expand Yelp's sales reach and drive stronger profitability.

Differentiated products and higher-touch service for the national market and businesses in the Home & Local category are aimed at increasing revenue from customers with the largest budgets and fullest appreciation of Yelp's value. Investments in subscription services that local businesses rely upon in day-to-day operations—such as Yelp Reservations, NoWait and Yelp WiFi Marketing—are creating a broader product portfolio for businesses and new "only on Yelp" experiences that bring consumers to our app.

As these and other initiatives develop, we expect that our business model will evolve as well. **Our focus will shift away from expanding our local salesforce at rates exceeding 20% per year as we have historically**, and rely more on product and marketing to drive revenue growth and margin expansion. In the near term, sales growth will likely moderate, but we believe the underlying profitability of our business will also become more evident.

Beginning in 2019, we expect to drive material margin expansion as our distribution strategy shifts and we expand further in our most lucrative opportunities. **For 2019, we expect to achieve double-digit revenue growth, while driving 2-3 percentage points of Adjusted EBITDA margin improvement over 2018 levels.** In the years beyond, we will remain focused on delivering strong growth in Adjusted EBITDA and Net income through disciplined margin expansion and healthy revenue growth.

Signed,



Jeremy Stoppelman



Lanny Baker

Financial Review & Business Outlook

All results are presented in accordance with ASC 606, as detailed in our most recent Quarterly Report on Form 10-Q filed with the SEC.

Third quarter results

Net revenue grew to $241 million in the third quarter of 2018, an increase of 8% over the third quarter of 2017. **Excluding revenue in the third quarter of 2017 attributable to Eat24, which we sold to Grubhub, revenue grew by 17% year-over-year.** Net revenue was $1 million below our third quarter Business Outlook range, owing to lower-than-expected sales production in our local advertising business. GAAP Net income improved to $15 million in the third quarter of 2018 from $8 million in the third quarter of 2017, as our total costs and expenses grew more slowly than Net revenue at a rate of 7% year-over-year.

Adjusted EBITDA was $50 million in the third quarter of 2018, which was within our outlook range for the quarter and up 17% from $43 million in the third quarter of 2017.

Based on third quarter results and the underlying trends across the business, we have updated the Business Outlook for 2018. **We now expect full-year revenue to be in the range of $938 to $942 million and Adjusted EBITDA to be in the range of $178 to $180 million.** Details of the revised Business Outlook appear later in this letter.


Total Net Revenue
$716M
$851M
$938-
$942M
2016
2017
2018E


Adjusted EBITDA
$123M
$157M
$178-
$180M
2016
2017
2018E

Advertising revenue

Advertising revenue was $233 million in the third quarter of 2018, a 16% increase over third quarter 2017, driven by year-over-year growth in the size of our local sales force and the number of Paying advertising accounts resulting from our transition to non-term advertising. Although Paying advertising accounts were flat in the third quarter compared to the second quarter of 2018, the benefit of the transition to non-term advertising is evident from the year-over-year comparison: **Paying advertising accounts increased by 39,000 to 194,000 in the third quarter of 2018 compared to the year-ago quarter, a 25% increase.** However, the impact of the year-over-year increase in Paying advertising accounts on Advertising revenue in the third quarter was partially offset by the higher rate of turnover associated with customers on non-term advertising contracts.

Transactions revenue was $3 million in the third quarter of 2018 compared to $18 million in the third quarter of 2017. The decrease in Transactions revenue reflects the sale of Eat24, which closed in October 2017; Eat24 generated nearly all of our Transactions revenue in the third quarter of 2017. Following the sale, the majority of Transactions revenue is derived from our partnership with Grubhub, pursuant to which we earn a fee for each food order that originates on Yelp and is transmitted to Grubhub for fulfillment.

Other services revenue was $6 million for the third quarter of 2018, up from $4 million in the third quarter of 2017, primarily due to efficiencies gained from combining our Yelp Reservations and Yelp Nowait sales and support teams and improved productivity by our Yelp WiFi Marketing sales team.

	Three Months Ended September 30,	
	2018	2017
Net revenue by product		
Advertising	$ 232,502	$ 200,502
Transactions	3,042	18,524
Other services	5,552	4,261
Total net revenue	$ 241,096	$ 223,287

Operating expenses & Adjusted EBITDA

Total costs and expenses were $231 million in the third quarter, up 7% from $216 million in the third quarter of 2017, driven primarily by an increase in employee costs associated with increased headcount.

Cost of revenue was $14 million, down $5 million or 27% year-over-year, primarily due to the sale of Eat24, which reduced our credit card processing fees. Gross profit was $227 million, up 11% from third quarter 2017. Gross margin remained consistent with the second quarter of 2018 at 94%, but improved from 91% in the third quarter of 2017.


COR % of Revenue
9%
6%
3Q17
3Q18

Sales and marketing expenses totaled $122 million in the third quarter of 2018, up 8% from a year ago, primarily driven by expenses associated with sales headcount growth. The average number of salespeople employed during the third quarter of 2018 was 21% greater than in the year-ago period, with the majority of that growth in our local sales team. The increase in employee costs was partially offset by lower marketing expenses in the third quarter of 2018, mainly as a result of the sale of Eat24. While we will look to decrease our reliance on headcount to drive revenue growth in the medium term, we still expect sales headcount to increase by a mid-teens percentage in 2018.


S&M % of Revenue
51%
51%
3Q17
3Q18

Product development expenses were $54 million in the third quarter, up 17% year-over-year, as a result of increased headcount. We continue to expand our product and engineering teams in order to advance the Yelp consumer experience and to support an increased focus on business-owner products and marketplace transaction features.


PD % of Revenue
21%
22%
3Q17
3Q18

General and administrative expenses were $30 million in the third quarter, up 10% from the same quarter of 2017. Bad debt expense increased by 24%, or $1 million, year-over-year as a result of the increase in Advertising revenue and the shift in our advertiser base toward newer advertisers, who are typically associated with higher bad debt expense. The remaining General and administrative expenses grew by less than $2 million, or 7%, compared to the prior year as a result of increased headcount.


G&A % of Revenue
12%
13%
3Q17
3Q18

Adjusted EBITDA was $50 million in the third quarter of 2018, up 17% from the third quarter of 2017. Adjusted EBITDA margin was 21% in the third quarter, compared with 19% the year-ago quarter, as higher gross margins and controlled growth in operating expenses drove improved profitability. Stock-based compensation expense was $29 million in the third quarter, 15% higher than in the same quarter of 2017.

Balance sheet and cash flows

At the end of September 2018, **Yelp held $837 million in cash, cash equivalents and short-term investments on its consolidated balance sheet, with no debt.** In July 2017, the Board of Directors authorized the repurchase of up to $200 million of the company's shares in order to manage dilution from share issuances, of which $85 million had been expended through September 30, 2018. During the third quarter, **Yelp repurchased approximately 160,000 shares of its common stock for an aggregate purchase price of $6 million,** bringing the total number of shares repurchased in the first nine months of 2018 to approximately 1.8 million shares for an aggregate purchase price of $72 million. In the nine months ended September 30, 2018, the company also used $41 million in cash to cover employee tax liabilities associated with the vesting of restricted stock units that were settled through net share withholding. Reflecting these activities, the diluted share count for the third quarter of 2018 was 88.7 million, an increase of 1.3 million, or 1.5%, from the year ago period.

Fourth Quarter and Full Year 2018 Business Outlook

As of today, Yelp is providing its outlook for the fourth quarter and updating its full year 2018 outlook. Please note that the outlook reflects the sale of Eat24, which closed on October 10, 2017:

$ and shares in millions	Fourth Quarter 2018		Full Year 2018	
Net revenue	$	239-243	$	938-942
Adjusted EBITDA	$	48-50	$	178-180
Stock-based compensation expense	$	29-30	$	115-116
Depreciation and amortization as a % of Net revenue		~4.5%		~4.5%
Fully diluted share count		90-91		89-90

The updated Business Outlook reflects the third quarter results and continued caution about the performance of our local advertising business following the transition to selling non-term contracts, which was completed in May 2018. For the full year, Transactions revenue is expected to be approximately $13 million, and Other services revenue is now expected to be approximately $21 million.

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Quarterly Earnings Webcast

Yelp will host a live webcast today at 2:00 p.m. PT to discuss the third quarter 2018 financial results. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website until November 16, 2018.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Condensed Consolidated Balance Sheets (In thousands, unaudited)

	September 30, 2018	December 31, 2017
Assets		
Current assets:		
Cash and cash equivalents	$ 423,495	$ 547,850
Short-term marketable securities	414,002	273,366
Accounts receivable, net	81,835	76,173
Prepaid expenses and other current assets	17,567	15,700
Total current assets	936,899	913,089
Long-term marketable securities	-	25,032
Property, equipment and software, net	110,899	103,651
Goodwill	106,323	107,954
Intangibles, net	14,242	16,893
Restricted cash	22,121	18,554
Other non-current assets	42,773	40,428
Total assets	$ 1,233,257	$ 1,225,601
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 6,829	$ 9,033
Accrued liabilities	58,564	73,665
Deferred revenue	3,392	3,469
Total current liabilities	68,785	86,167
Long-term liabilities	34,978	30,737
Total liabilities	103,763	116,904
Stockholders' equity		
Common stock	-	-
Additional paid-in capital	1,109,199	1,038,017
Treasury stock	-	(46)
Accumulated other comprehensive loss	(10,225)	(8,444)
Retained earnings	30,520	79,170
Total stockholders' equity	1,129,494	1,108,697
Total liabilities and stockholders' equity	$ 1,233,257	$ 1,225,601

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017	2018	2017
Net revenue	$ 241,096	$ 223,287	$ 699,033	$ 631,406
Costs and expenses:				
Cost of revenue (1)	14,177	19,312	43,618	54,282
Sales and marketing (1)	121,759	112,958	362,054	326,409
Product development (1)	53,764	45,834	158,046	127,793
General and administrative (1)	30,302	27,601	90,892	81,808
Depreciation and amortization	10,713	10,656	31,250	31,470
Restructuring and integration	-	35	-	286
Total costs and expenses	230,715	216,396	685,860	622,048
Income from operations	10,381	6,891	13,173	9,358
Other income, net	3,921	1,371	9,950	2,933
Income before income taxes	14,302	8,262	23,123	12,291
Benefit from (provision for) income taxes	684	(232)	281	(417)
Net income attributable to common stockholders	$ 14,986	$ 8,030	$ 23,404	$ 11,874
Net income per share attributable to common stockholders				
Basic	$ 0.18	$ 0.10	$ 0.28	$ 0.15
Diluted	$ 0.17	$ 0.09	$ 0.26	$ 0.14
Weighted-average shares used to compute net income per share attributable to common stockholders				
Basic	84,008	82,259	83,865	81,041
Diluted	88,724	87,433	89,271	86,097

(1) Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017	2018	2017
Cost of revenue	$ 1,162	$ 993	$ 3,345	$ 2,931
Sales and marketing	7,941	7,305	23,514	21,434
Product development	14,536	11,976	41,878	34,428
General and administrative	5,555	5,035	16,995	16,214
Total stock-based compensation	$ 29,194	$ 25,309	$ 85,732	$ 75,007

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited)

	Nine Months Ended September 30,	
	2018	2017
Operating activities		
Net income attributable to common stockholders	$ 23,404	$ 11,874
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	31,250	31,470
Bad debt expense	19,285	15,239
Stock-based compensation	85,732	75,007
Other adjustments	(2,793)	280
Changes in operating assets and liabilities:		
Accounts receivable	(24,956)	(19,810)
Prepaid expenses and other assets	(2,085)	(2,077)
Accounts payable, accrued expenses and other liabilities	(13,647)	15,628
Deferred revenue	(75)	350
Net cash provided by operating activities	116,115	127,961
Investing activities		
Purchases of marketable securities	(572,788)	(179,557)
Maturities of marketable securities	460,800	191,000
Acquisition of a business, net of cash received	-	(50,544)
Purchases of property, equipment and software	(18,699)	(7,892)
Capitalized website and software development costs	(15,238)	(12,236)
Other investing activities	64	69
Net cash used in investing activities	(145,861)	(59,160)
Financing activities		
Proceeds from issuance of common stock for employee stock-based plans	21,835	29,556
Repurchases of common stock	(71,993)	(7,743)
Taxes paid related to the net share settlement of equity awards	(41,081)	-
Net cash (used in) provided by financing activities	(91,239)	21,813
Effect of exchange rate changes on cash, cash equivalents and restricted cash	197	864
Change in cash, cash equivalents and restricted cash	(120,788)	91,478
Cash, cash equivalents and restricted cash - Beginning of period	566,404	289,518
Cash, cash equivalents and restricted cash - End of period	$ 445,616	$ 380,996

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017	2018	2017
Reconciliation of GAAP net income to EBITDA and adjusted EBITDA				
GAAP net income	$ 14,986	$ 8,030	$ 23,404	$ 11,874
(Benefit from) provision for income taxes	(684)	232	(281)	417
Other income, net	(3,921)	(1,371)	(9,950)	(2,933)
Depreciation and amortization	10,713	10,656	31,250	31,470
EBITDA	21,094	17,547	44,423	40,828
Stock-based compensation	29,194	25,309	85,732	75,007
Restructuring and integration costs	-	35	-	286
Adjusted EBITDA	$ 50,288	$ 42,891	$ 130,155	$ 116,121
Net revenue	$ 241,096	$ 223,287	$ 699,033	$ 631,406
Adjusted EBITDA margin	21%	19%	19%	18%

Third Quarter Net Revenue Adjusted for Eat24

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2018	2017	2018	2017
Net revenue as reported	$ 241,096	$ 223,287	$ 699,033	$ 631,406
Eat24 revenue	-	(17,550)	-	(52,079)
Net revenue excluding Eat24	$ 241,096	$ 205,737	$ 699,033	579,327

Non-Financial Metrics

	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18
Key operational metrics (thousands)									
App Unique Devices[1]	24,900	24,073	25,827	27,987	30,162	28,845	30,115	32,062	34,025
Paying Advertising Accounts[2]	132	135	139	148	155	163	177	194	194
Sales Headcount[3]	2,550	2,500	2,550	2,750	3,050	3,300	3,300	3,350	3,700
Claimed Local Business Locations[4]	3,192	3,363	3,559	3,753	3,963	4,156	4,378	4,593	4,790
Other non-financial metrics (thousands)									
Cumulative Reviews	115,259	121,022	127,478	134,591	142,036	148,298	155,328	162,969	170,865
Desktop Unique Visitors[1]	71,409	67,888	78,167	82,998	83,592	76,748	73,668	73,939	68,807
Mobile Web Unique Visitors[1]	72,040	65,351	73,192	74,101	73,508	64,221	69,901	72,328	74,789
Total Headcount	4,350	4,250	4,350	4,600	5,050	5,200	5,250	5,300	5,700
Repeat Rate[5]	79%	80%	78%	76%	78%	77%	71%	69%	72%
Advertising revenue by vertical									
Home & Local Services	30%	30%	30%	31%	31%	31%	32%	33%	34%
Restaurants	15%	15%	14%	14%	15%	14%	14%	14%	14%
Beauty & Fitness	12%	12%	13%	13%	12%	12%	12%	12%	12%
Health	10%	11%	11%	11%	11%	11%	11%	10%	10%
Shopping	10%	9%	9%	9%	9%	9%	8%	8%	8%
Other	23%	24%	23%	22%	22%	22%	23%	22%	21%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the "Key Metrics-Traffic" section of our most recent Quarterly Report on Form 10-Q

[1] On a monthly average basis

[2] Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period

[3] Sales headcount includes Local Client Partners as of 3Q16

[4] Claimed local business locations for 3Q17, 4Q17 and 1Q18 have been adjusted to account for a recently discovered software error

[5] Repeat rate as defined as the percentage of existing Paying advertising accounts from which we recognized advertising revenue at some point in the immediately preceding 12-month period

For more information about the Company, including the factors that could affect the Company's operating results, is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov

Non-GAAP Financial Measures

This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; any gain (loss) on the disposal of a business unit; and restructuring and integration costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp's annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

> Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

> EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;

> Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

> EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;

> Adjusted EBITDA does not take into account any restructuring and integration costs; and

> Other companies, including those in Yelp's industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, Net income (loss) and Yelp's other GAAP results.

Forward-Looking Statements

This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding:

> Yelp's expected financial results for the fourth quarter of 2018, full year 2018 and full year 2019;

> Yelp's investment and other priorities for 2018 and beyond, including its hiring plans and product, marketing and go-to-market initiatives, as well as its ability to execute against those priorities and the resulting impact on its operating results;

> The impact of Yelp's transition to selling non-term advertising on sales rep productivity, revenue growth and profitability, Paying advertiser account growth and its fixed-cost leverage;

> Market trends, and Yelp's ability to respond to and capitalize on such trends;

> Yelp's ability to increase usage of, awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses;

> Yelp's ability to increase transactions completed on its platform, including through its strategic partnership with Grubhub and the continued development, growth and advertiser acceptance of Request-A-Quote; and

> Yelp's ability to build innovative, useful and competitive product offerings, particularly for the Restaurants category, as well as trends in the popularity of its product offerings.

Yelp's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

> Yelp's limited operating history in an evolving industry;

> Yelp's ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses, its ongoing investments in Yelp Reservations, Yelp Nowait and Yelp WiFi Marketing, and the sale of Eat24;

> The risk that Yelp will be unable to realize the intended benefits of the Grubhub partnership, which may adversely affect its business relationships, operating results and business generally;

> Yelp's ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies;

> Yelp's reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic;

> Yelp's ability to generate and maintain sufficient high quality content from its users;

> Maintaining a strong brand and managing negative publicity that may arise;

> Maintaining and expanding Yelp's base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their ad campaigns at any time;

> Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and

> Yelp's ability to purchase shares under the stock repurchase purchase program, or the modification, suspension or termination of that program.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp's business, operating results and stock price included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.